Exhibit 21

Affiliates and Subsidiaries of Wisconsin Public Service Corporation
December 31, 2011

Wisconsin Public Service Corporation *

WPS Leasing, Inc. *

Wisconsin Valley Improvement Company (27.1% ownership) *

Wisconsin River Power Company (50% ownership) *

WPS Investments, LLC (approximately 12.27% ownership) *

American Transmission Company LLC (approximately 34.07% ownership) *

ATC Management Inc. (32.16% ownership of Class A shares) *

All affiliated companies listed are 100% owned except as noted otherwise.

*              Formed under Wisconsin law